As filed with the Securities and Exchange Commission on April 24, 2000.  Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Form S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Northern States Power Company

(Exact name of registrant as specified in its charter)

MINNESOTA (State or other jurisdiction of incorporation or organization)	41-04-48030 (I.R.S. Employer Identification No.)

414 Nicollet Mall, Minneapolis, Minnesota 55401

(612) 330-5500
(Address, including zip code, and telephone number, including area code, of principal executive offices)

EDWARD J. MCINTYRE Vice President and Chief Financial Officer Northern States Power Company 414 Nicollet Mall, Minneapolis, Minnesota 55401 (612) 330-7712	JOHN P. MOORE, JR. Vice President and Corporate Secretary Northern States Power Company 414 Nicollet Mall, Minneapolis, Minnesota 55401 (612) 330-7550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

ROBERT J. JOSEPH
Gardner, Carton & Douglas
321 North Clark Street, Chicago, Illinois, 60610
(312) 245-8754

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]
     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of securities to be	Amount to be	offering price	aggregate	registration
registered	registered	per unit	offering price	fee

Common Stock (par value $2.50 per share)	733,452	$20.15625(1)	$14,783,642(1)	$3,903

(1)	These amounts are estimates made solely for the purpose of determining the registration fee pursuant to Rule 457(c), and are based on the average of the high and low prices of the Common Stock as reported by The Wall Street Journal as New York Stock Exchange Composite Transactions for April 19, 2000.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2000

PROSPECTUS

NSP LOGO

Northern States Power Company

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-7550

733,452 Shares

Common Stock
($2.50 par value)

        This Prospectus relates to the public offering of 733,452 shares of our common stock which are held by some of our current shareholders who acquired these shares from us in connection with our recent acquisition of Natrogas, Incorporated.

      Each of these selling shareholders may sell the shares from time to time directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the shares as principal. The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

      Our common stock trades on the New York Stock Exchange under the symbol “NSP.” On April 19, 2000, the closing price of our common stock was $19  15/16 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                , 2000.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 1999, including Exhibit 99.05 thereto which includes a description of the Company’s common stock;

•	The Company’s Current Reports on Form 8-K filed on January 13, 2000, February 23, 2000, March 3, 2000 and March 29, 2000.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Corporate Secretary

     Northern States Power Company
     414 Nicollet Mall
     Minneapolis, MN 55401
     (612) 330-7550

      You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of those documents.

NSP LOGO

      Northern States Power Company, a Minnesota corporation (the “Company”), is an operating public utility engaged in the generation, transmission and distribution of electricity in Minnesota, North Dakota and South Dakota. The Company also distributes natural gas in Minnesota, North Dakota, South Dakota and Arizona. Through our wholly-owned subsidiary, Northern States Power Company, a Wisconsin corporation, we also engage in the generation, transmission and distribution of electricity and the distribution of natural gas in Wisconsin and Michigan.

      Of the approximately 3.4 million people served by the Company and NSP-Wisconsin, the majority are concentrated in the Minneapolis-St. Paul Metropolitan area. In 1999, the Company and NSP-Wisconsin derived about 62 percent of their combined electric retail revenue from sales in the Minneapolis-St. Paul Metropolitan area and about 56 percent of their gas revenues from sales in the St. Paul area. The Company’s and NSP-Wisconsin’s combined electric generation for 1999 was provided for by coal (58%), nuclear (38%), and renewable and other fuels (4%). The Company currently operates three nuclear units that were placed in service in 1971, 1973 and 1974. The Company has no additional nuclear units under construction.

      The Company’s other primary subsidiaries include:

•	NRG Energy, Inc., which operates and owns interests in independent, non-regulated power and energy businesses in the United States and other countries.

•	Viking Gas Transmission Company, which owns and operates an interstate natural gas pipeline providing gas transportation services to customers in the Upper Midwest from connections with three major pipelines in the United States and Canada.

•	Eloigne Company, which owns interests in affordable housing projects, principally within the Company’s service territory.

•	Energy Masters International Inc., which offers performance contracting to customers nationwide.

•	Seren Innovations, which builds communication networks to deliver telephone, cable TV and high speed Internet and data services.

      The Company and its subsidiaries collectively are referred to herein as NSP.

      NSP reported assets of $9.8 billion as of December 31, 1999, and utility revenues of approximately $2.9 billion, utility operating income of $343 million and earnings per common share from ongoing operations of $1.43 for the year ended December 31, 1999.

      The Company was incorporated in 1909 under the laws of Minnesota.

PENDING CORPORATE TRANSACTION

      We have entered into an Agreement and Plan of Merger with New Century Energies, Inc., a Delaware corporation (“NCE”), dated as of March 24, 1999 (the “Merger Agreement”), providing for a strategic business combination of the two companies. Pursuant to the Merger Agreement, NCE will be merged with and into NSP, with NSP as the surviving corporation in the merger (the “Merger”). The combined company will be called Xcel Energy. In the Merger, each share of New Century Energies will be converted into the right to receive 1.55 shares of common stock of Xcel Energy. NSP common and preferred shares will remain outstanding after the Merger on a one-for-one basis as shares of Xcel Energy.

      The Merger was approved by the shareholders of both NSP and NCE on June 28, 1999. Consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions, including, among others, the receipt of government and other authorizations. The Merger is expected to be completed in mid-2000.

      Additional information concerning the Merger and the Merger Agreement, including pro forma combined financial information, is included in our Current Report on Form 8-K dated April 23, 1999, our proxy statement dated May 19, 1999, and in our Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Commission and incorporated by reference into this Prospectus.

USE OF PROCEEDS

      All of the shares of our common stock covered by this Prospectus are being offered for the account of the selling shareholders listed below. We will not receive any proceeds from the offering.

DESCRIPTION OF COMMON STOCK

General

      The capital stock of the Company consists of two classes: common stock, par value $2.50 per share (350,000,000 shares currently authorized of which 156,589,316 shares were outstanding as of March 15, 2000); and preferred stock, par value $100 per share (7,000,000 shares authorized, of which the following series were outstanding as of March 15, 2000: $3.60 Series — 275,000 shares; $4.08 Series — 150,000 shares; $4.10 Series — 175,000 shares; $4.11 Series — 200,000 shares; $4.16 Series — 100,000 shares; and $4.56 Series — 150,000 shares). If the merger with New Century Energies is completed, the combined company’s charter will authorize one billion shares of common stock, approximately 330 million of which would have been outstanding after the merger if it had occurred on March 24, 1999. The Board of Directors is authorized to provide for the issue from time to time of preferred stock in series and, as to each series, to fix the designation, dividend rates and times of payment, redemption price, and liquidation price or preference as to assets in voluntary liquidation. Cumulative dividends, redemption provisions and sinking fund requirements, to the extent that some or all of these features are or may be present when preferred stock is issued, could have an adverse effect on the availability of earnings for distribution to the holders of the common stock or for other corporate purposes.

      The statements under this caption, except as otherwise indicated, are summaries of certain provisions of the Restated Articles of Incorporation of the Company as amended. These summaries are not complete. We have filed our Restated Articles of Incorporation as an exhibit to this registration statement.

Dividend Rights

      Before we can pay any dividends on the common stock, the holders of our preferred stock are entitled to receive their dividends at the respective rates provided for the shares of their series. In addition, we may not, except in certain limited circumstances, declare or pay any dividends on the common stock if we have deferred payment of interest on our Junior Subordinated Debentures that were issued in connection with the Trust Originated Preferred Securities (TOPrS) issued and sold by our subsidiary trust, NSP Financing I.

Limitations on Payment of Dividends on and Acquisitions of Common Stock

      So long as any shares of preferred stock are outstanding, dividends (other than dividends payable in common stock) or distributions on, or acquisitions for value of common stock

•	may not exceed 50% of net income for a prior twelve-month period, after deducting dividends on any preferred stock during the period, if the sum of the capital represented by the common stock, premiums on capital stock (restricted to premiums on common stock only by SEC orders), and surplus accounts is less than 20% of the sum of the total capital, premiums on capital stock, surplus accounts and long-term debt,

•	may not exceed 75% of net income for such twelve-month period, as adjusted, if such capitalization ratio is 20% or more but less than 25%, and

•	if such capitalization ratio exceeds 25%, such dividends, distributions or acquisitions may not reduce such ratio to less than 25% except to the extent permitted by the provisions described in the above two bullet points.

      In our Trust Indenture dated February 1, 1937, as supplemented (the “Trust Indenture”), securing our First Mortgage Bonds, we have agreed that the sum of

•	all dividends and distributions on the common stock after September 30, 1954 (other than in common stock), and

•	the cost of all shares of common stock acquired by us after that date will not exceed the sum of (a) the earned surplus of the Company and certain of our former subsidiary companies consolidated, at September 30, 1954, and (b) the net income earned after September 30, 1954, after adjusting for all preferred stock dividends after that date and all proper charges and credits to earned surplus made after that date. In computing net income for this purpose, if 15% of the consolidated gross operating revenues of such companies exceeds the aggregate of the amounts expended for maintenance and provided for depreciation, such excess will be deducted from net income. These provisions are not expected to impair our ability to pay dividends in the foreseeable future.

      Our Supplemental and Restated Trust Indenture dated May 1, 1988 (the “Restated Indenture”) amends and restates the Trust Indenture. The Restated Indenture will not become effective and operative until all First Mortgage Bonds of each series issued under the Trust Indenture prior to July 1989 have been retired or, subject to certain limitations, until the holders of the requisite principal amount of such First Mortgage Bonds shall have consented to the amendments contained in the Restated Indenture (the “Effective Date”). The Restated Indenture will replace the dividend restriction described in the preceding paragraph with the requirement that

•	the sum of: (i) all dividends and distributions on the common stock after the Effective Date (other than in common stock) and (ii) the net payments for common stock after the Effective Date (i.e., the amount, if any, by which the payments made for the purchase or other acquisition of our common stock after the Effective Date exceeds the considerations received by us after the Effective Date from the sale of common stock)

•	will not exceed the sum of (i) the retained earnings of the Company at the Effective Date, and (ii) an amount equal to the net income of the Company earned after the Effective Date, after deducting all preferred stock dividends after the Effective Date.

      In computing net income for the purpose of this amended covenant, we will deduct the amount, if any, by which, the actual expenditures or charges for ordinary repairs and maintenance and the charges for reserves, renewals, replacements, retirements, depreciation and depletion since one year before the Effective Date are less than 2.50% of our completed depreciable property.

Voting Rights

      The holders of shares of preferred stock of the $3.60 Series are entitled to three votes for each share held, and the holders of common stock and preferred stock of all other series are entitled to one vote for each share held on all matters submitted to a vote of our stockholders; provided that when dividends payable on the preferred stock of any series outstanding are in default in an amount equivalent to the amount payable thereon during the immediately preceding twelve-month period, and until such default has been remedied, the holders of shares of preferred stock, voting as a class and without regard to series, are entitled to elect the smallest number of directors necessary to constitute a majority of the Board of Directors and the holders of shares of common stock, voting as a class, are entitled to elect the remaining directors of the Company.

      The affirmative vote or consent of the holders of various specified percentages of preferred stock is required to effect certain changes in the capital structure of the Company and certain other transactions that might affect their rights. Except to the extent required by law, holders of common stock do not vote as a class in case of any modification of their rights.

Change of Control

      Our By-laws and the Minnesota Business Corporation Act, as amended (the “Minnesota BCA”), contain provisions that could discourage or make more difficult a change of control of the Company. Such provisions are designed to protect our shareholders against coercive, unfair or inadequate tender offers and other abusive takeover tactics and to encourage any person contemplating a business combination with the Company to negotiate with our Board of Directors for the fair and equitable treatment of all of our shareholders.

      Election of Directors.  In electing directors, shareholders may cumulate their votes in the manner provided in the Minnesota BCA. The Board of Directors is divided into three classes as nearly equal in number as possible with staggered terms of office so that only approximately one-third of the directors are elected at each annual meeting of shareholders. The existence of a classified Board along with cumulative voting rights may make it more difficult for a group owning a significant amount of the Company’s voting securities to effect a change in the majority of the Board than would be the case if cumulative voting did not exist.

      By-law Provisions.  Our By-laws require advance notice of the introduction by shareholders of business at annual or special meetings of shareholders of the Company. For any such proposal to be properly brought before an annual or special meeting, a shareholder must comply with the shareholder proposal requirements under the federal proxy rules or deliver a written notice to the Corporate Secretary not less than 20 days nor more than 90 days prior to the scheduled annual or special meeting, provided that if the date of such meeting is not disclosed at least 30 days in advance, a shareholder notice will be timely delivered if received by the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure of the meeting date occurred. The required notice from a shareholder must contain (i) a description of the proposed business and the reasons for conducting such business, (ii) the name and address of each shareholder supporting the proposal as it appears on our books, (iii) the class and number of shares beneficially owned by each such shareholder, and (iv) a description of any financial or other interest of each such shareholder in the proposal.

      Minnesota BCA.  Section 302A.671 of the Minnesota BCA applies to potential acquirers of 20% or more of the Company’s voting shares. Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless (a) the acquisition is approved by (i) a majority of the voting power of all shares of the Company entitled to vote and (ii) a majority of the voting power of all shares of the Company entitled to vote excluding all shares owned by the acquirer or by any officer of the Company, or (b) the acquisition (i) is pursuant to an all-cash tender offer for all of the voting shares of the Company, (ii) results in the acquirer becoming the owner of at least a majority of the outstanding voting shares of the Company, and (iii) has been approved by a committee of disinterested directors.

      Section 302A.673 of the Minnesota BCA generally prohibits public Minnesota corporations, including the Company, from engaging in any business combination with a person or entity owning 10% or more of the Company’s voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder.

      Section 302A.675 of the Minnesota BCA provides in substance that a person or entity making a takeover offer (an “offeror”) for the Company is prohibited from acquiring any additional Company shares within two years following the last purchase of shares pursuant to a takeover offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to a takeover offer or (ii) shareholders of the Company are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Liquidation Rights

      In the event of liquidation, after the holders of all series of preferred stock have received $100 per share in the case of involuntary liquidation, and the then applicable redemption prices in the case of voluntary liquidation, plus in either case an amount equal to all accumulated and unpaid dividends, the holders of the common stock are entitled to the remaining assets.

Preemptive and Subscription Rights

      No holder of stock of the Company has the preemptive right to purchase or subscribe for any additional capital stock of the Company.

      Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The Transfer Agent for the common stock is the Company and the Registrar is Norwest Bank Minnesota, N.A.

SELLING SHAREHOLDERS

      All of the 733,452 shares of our common stock covered by this prospectus are being offered for the account of the following selling shareholders: Constance Scherr, Estate of Paul F. Zuppke and Natrogas, Incorporated Profit Sharing Plan & Trust.

      The selling shareholders represent the former shareholders of Natrogas, Incorporated. We completed a merger with Natrogas, Incorporated on December 22, 1999. In the merger, we issued shares of our common stock to the selling shareholders in exchange for all of the outstanding shares of capital stock of Natrogas, Incorporated. Other than the merger, none of the selling shareholders has held any position or office nor has any of them had a material relationship with us or any of our affiliates within the past three years.

      In connection with the merger, we have agreed to, among other things, file the registration statement of which this prospectus is a part with the SEC to register the shares of our common stock issued in the merger. The agreement of merger provides that we are to pay all registration expenses incurred in connection with this registration except that the selling shareholders are to pay all selling commissions, underwriting discounts and disbursements, transfer taxes and fees and expenses of separate counsel applicable to their sale of shares of our common stock issued in the merger. We have agreed to use our reasonable best efforts to maintain the effectiveness of this registration statement until the earlier of the date all shares covered by this registration statement have been sold or such time as the shareholders are eligible to sell all of the shares pursuant to Rule 144 of the Securities Act of 1933.

      The following table sets forth the number of shares of our common stock to be held by each selling shareholder prior to the offering and the number of shares that may be offered for the selling shareholder’s account pursuant to this prospectus.

	Number of Shares to	Number of Shares that
	be Held Prior	may be Offered Pursuant
Name of Selling Shareholder	to Offering	to this Offering

Constance Scherr	23,103	23,103

Estate of Paul F. Zuppke	669,643	669,643

Natrogas Profit Sharing Plan	40,706	40,706

Total:	733,452	733,452

PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling shareholders. As used herein, “selling shareholders” includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be made by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of any such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

      The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

      Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the NYSE pursuant to the Rule 153 under the Securities Act of 1933. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

      Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such Rule.

      Upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer we will file a supplement to this prospectus, if required, pursuant to rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Northern States Power Company for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated balance sheets of New Century Energies and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 1999, and schedule incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. The financial statements and supporting schedule referred to above have been included herein in reliance upon the authority of that firm as experts in giving said report.

LEGAL OPINION

      A legal opinion in connection with the shares offered in this Prospectus was rendered by Gary R. Johnson, Vice President and General Counsel of the Company. Mr. Johnson is the beneficial owner of 82,249 shares of the Company’s common stock.

     You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the document. Securities are not being offered in any state or jurisdiction where the offer is not permitted.

PROSPECTUS

NSP LOGO

733,452 Shares

Common Stock
of

NORTHERN STATES

POWER COMPANY
(A Minnesota corporation)

April   , 2000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an estimate of the approximate amount of fees and expenses payable by the Registrant (other than underwriting discounts and commissions) in connection with the issuance and sale of the Common Stock (par value $2.50 per share) (the “Common Stock”):

Registration fee under the Securities Act of 1933, as amended	$3,903

State qualification fees and expenses	500

Printing	35,000

Accounting services	5,000

Legal fees to Company counsel	7,500

Miscellaneous, including telephone, stationery, postage and other out-of-pocket expenses	2,826

Total	$54,729

      All items are estimated except the first.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 302A.521 of the Minnesota Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in the Restated Articles of Incorporation, as amended, Article 4 of the Bylaws of the Company contains provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Statutes. The Company’s Restated Articles of Incorporation also contain provisions limiting the liability of the Company’s directors in certain instances.

      The Company has obtained insurance policies indemnifying the Company and the Company’s directors and officers against certain civil liabilities and related expenses.

ITEM 16.  EXHIBITS

Certain Exhibits listed below were filed with the Securities and Exchange Commission as Exhibits to certain Registration Statements and Reports under the Exhibit number indicated after each such exhibit and are incorporated herein by this reference.

4.01	Restated Articles of Incorporation, as amended [filed as Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q (file no. 1-3034) for the quarter ended March 31, 1999 and incorporated by reference herein].
4.02	By-laws [filed as Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q (file no. 1-3034) for the quarter ended June 30, 1999 and incorporated by reference herein].
5.01	Opinion of Gary R. Johnson as to legality of the Common Stock being registered.
23.01	Consent of Independent Accountants.
23.02	Consent of Independent Public Accountant.
23.03	Consent of Legal Counsel (see Item 5.01).
24.01	Power of Attorney.
99.01	Proxy Statement dated May 19, 1999 [filed with the Commission (file no. 1-3034) and incorporated by reference herein].

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on the 21st day of April, 2000.

NORTHERN STATES POWER COMPANY

By:	/s/

John P. Moore, Jr.
Vice President and Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* /s/ James J. Howard	Principal Executive Officer and Director	April 21, 2000

* /s/ Edward J. McIntyre	Principal Financial Officer	April 21, 2000

* /s/ Roger D. Sandeen	Principal Accounting Officer	April 21, 2000

* /s/ David A. Christensen	Director	April 21, 2000

* /s/ W. John Driscoll	Director	April 21, 2000

* /s/ Giannantonio Ferrari	Director	April 21, 2000

* /s/ Douglas W. Leatherdale	Director	April 21, 2000

* /s/ Margaret R. Preska	Director	April 21, 2000

* /s/ A. Patricia Sampson	Director	April 21, 2000

* /s/ Allan L. Schuman	Director	April 21, 2000

*By: /s/ John P. Moore, Jr. (attorney-in-fact)		April 21, 2000

EXHIBIT INDEX

Exhibit No.	Description

4.01	Restated Articles of Incorporation, as amended [filed as Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q (file no. 1-3034) for the quarter ended March 31, 1999 and incorporated by reference herein].
4.02	By-laws [filed as Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q (file no. 1-3034) for the quarter ended June 30, 1999 and incorporated by reference herein].
5.01	Opinion of Gary R. Johnson as to legality of the Common Stock being registered.
23.01	Consent of Independent Accountants.
23.02	Consent of Independent Public Accountant.
23.03	Consent of Legal Counsel (see Item 5.01).
24.01	Power of Attorney.
99.01	Proxy Statement dated May 19, 1999 [filed with the Commission (file no. 1-3034) and incorporated by reference herein].